UNITED STATES SECURITIES AND EXCHANGE COMMISSION



                      Washington, D.C.  20549



                              FORM 8-K


                           CURRENT REPORT



               Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934



                         September 8, 1995




                      Mallinckrodt Group Inc.
       (Exact name of registrant as specified in its charter)




           New York                  1-483            36-1263901
(State or other jurisdiction      (Commission      (I.R.S. Employer
of incorporation or organization)  File Number)   Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                63105-1820
(Address of principal executive offices)              (ZIP Code)


Registrant's telephone number,                      (314) 854-5200
   including area code

Item 5.  Other Events

Management's Discussion and Analysis and financial information for the fiscal year ended June 30, 1995 follows:

MALLINCKRODT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

1995 vs. 1994
-------------


Mallinckrodt's 1995 earnings from continuing operations were $184 million, or $2.37 per share. These results, compared with 1994 earnings from continuing operations, excluding a restructuring charge and minor non-recurring adjustments, were up 13 percent.

Net earnings for 1995 were $180 million, or $2.32 per share, compared with $104 million, or $1.33 per share, in 1994. Included in the prior year results was an after-tax restructuring charge totaling $59 million, or $.76 per share.

Net sales increased 14 percent to $2.2 billion, compared to $1.9 billion last year. Operating earnings for 1995 were $329 million, up 15 percent over comparable 1994 results excluding the restructuring charge. Each of Mallinckrodt's three businesses contributed to sales and earnings growth in 1995.

Restructuring charges are discussed in the business sections which follow, and in Note 1 of Notes to Consolidated Financial Statements (Notes). Charges for discontinued operations are discussed in Note 1 of the Notes.

1994 vs. 1993
-------------

Before a restructuring charge Mallinckrodt's 1994 earnings from continuing operations were $166 million, or $2.14 per share.
Comparable 1993 earnings from continuing operations were $128 million, or $1.65 per share. After further excluding favorable 1994 tax adjustments totaling $3 million, or $.04 per share, from tax law changes and a 1993 non-recurring corporate expense charge of $3 million after taxes, or $.04 per share, 1994 results were 24 percent higher than those of 1993.

Net earnings for 1994 were $104 million, or $1.33 per share, compared with a net loss of $200 million, or $2.60 per share, in 1993. Included in these results were after-tax restructuring charges totaling
$59 million, or $.76 per share, and $242 million, or $3.13 per share, for 1994 and 1993, respectively. The loss in 1993 also included a noncash cumulative charge of $81 million, or $1.04 per share, for adoption of new standards of accounting for income taxes and certain postretirement/postemployment benefits.

Net sales for 1994 were $1.9 billion, compared with $1.8 billion in 1993. This 8 percent increase was achieved despite slower volume growth and pricing pressures. Each of Mallinckrodt's three businesses reported improved operating results for 1994. Operating earnings before the restructuring charges were $287 million in 1994, compared with $225 million in 1993. Excluding the 1993 non-recurring corporate expense charge, operating earnings were up 24 percent.

MALLINCKRODT CHEMICAL
                                             Years ended June 30,
                                             --------------------
                                             1995    1994    1993
                                             ----    ----    ----
                                                 (in millions)
Net sales:
  Catalysts, Performance & Lab Chemicals     $318    $212    $183
  Pharmaceutical Specialties                  259     225     212
                                             ----    ----    ----
                                             $577    $437    $395

Operating earnings (loss):
  Ongoing operations                         $ 69    $ 62    $ 46
  Restructuring charge                                        (51)
                                             ----    ----    -----
                                               69      62      (5)
Pre-tax equity in joint venture                25      18      10
                                             ----    ----    -----
Earnings                                     $ 94    $ 80    $  5
                                             ====    ====    ====

Ongoing operating earnings as a
  percent of sales                           11.9%   14.1%   11.6%
(/TABLE>

1995 vs. 1994
-------------

Mallinckrodt Chemical achieved earnings of $94 million, including a $25 million pre-tax equity-investment share of earnings from Tastemaker, the flavors joint venture. This represented a 17 percent earnings improvement over the prior year. Net sales increased 32 percent to $577 million. The 1993 restructuring program was substantially completed during 1995, with the exit of the photochemicals business.

Catalysts, performance and lab chemicals made a significant contribution to 1995 results with a 50 percent increase in sales.
Results benefited from the acquisition of Catalyst Resources, Inc. in March 1994 and the reclassification of a small specialty chemical business to continuing operations. The acquisition of J.T. Baker in February 1995 enhanced sales performance, but modestly impaired operating earnings through normal acquisition accounting adjustments.
Management expects J.T. Baker to contribute to sales and earnings growth in 1996. Worldwide strength in the existing catalysts business also contributed favorably to the sales and earnings improvements in 1995.

Pharmaceutical specialties sales improved 15 percent. Continued strength in sales volume for medicinal narcotics was the main contributor to the increase. Higher worldwide acetaminophen (APAP) sales volume, improved plant performance in Raleigh, North Carolina, and higher sales in peptides also provided favorable benefits in 1995.

Earnings results for Tastemaker increased 37 percent to $25 million due to strong worldwide sales growth and continued manufacturing cost improvements.

1994 vs. 1993
-------------

Mallinckrodt Chemical's 1994 operating earnings of $62 million and an $18 million pre-tax equity-investment share of earnings from its Tastemaker flavors joint venture totaled $80 million. Excluding the 1993 restructuring charge, this represented a 42 percent earnings improvement over 1993. Net sales increased 11 percent to $437 million.
The 1993 restructuring program is producing anticipated results with the exit of the aromatic flourine intermediates business substantially completed in 1994.

Catalysts, performance and lab chemicals sales increased 15 percent, principally from higher sales volume in catalysts and performance chemicals. Improved plant operations in performance chemicals and favorable comparisons in restructured businesses also contributed to higher operating earnings in 1994.

Pharmaceutical specialties sales increased 6 percent. Contributing significantly to improved operating results were higher worldwide medicinal narcotics sales primarily due to increased sales volume and improved medicinal narcotics plant operations. Results for 1994 were negatively affected by a scheduled Raleigh, North Carolina, plant maintenance shutdown in the first quarter, additional investment in the peptides business and flat APAP worldwide sales compared with 1993.

The Tastemaker flavors joint venture made a significant contribution to the 1994 results with a 75 percent increase in earnings due to strong worldwide growth and efficiencies from manufacturing consolidation programs completed in 1993.


MALLINCKRODT MEDICAL
                                          Years ended June 30,
                                          --------------------
                                          1995    1994    1993
                                          ----    ----    ----
                                              (in millions)
Net sales:
  Imaging                                 $  688  $622    $564
  Anesthesiology & Critical Care             324   290     219
                                          ------  ----    ----
                                          $1,012  $912    $783
                                          ======  ====    ====
Operating earnings (loss):
  Ongoing operations                      $  228  $203    $174
  Restructuring charge                             (74)
                                          ------  -----   ----
                                          $  228  $129    $174
                                          ======  =====   ====
Ongoing operating earnings as a
  percent of sales                         22.6%  22.2%   22.3%

1995 vs. 1994
-------------

Mallinckrodt Medical's operating earnings were $228 million, up 13 percent, excluding the prior year restructuring charge. Net sales reached $1.0 billion, an increase of 11 percent from $912 million the year before.

Contributing to the improved operating earnings were results of actions related to the restructuring program begun last year. Such actions included reorganization of the U.S. sales structure and non-sales related functions and management processes, relocation costs for manufacturing operations and a workforce reduction of approximately 600 positions, of which 500 was contemplated in the 1994 restructure plan. The restructuring program is on track and is producing anticipated results. Annual pre-tax savings from the restructuring will be approximately $40 million, with about $11 million achieved in 1995 and the rest to be achieved in 1996. Pre-tax cash expenditures should approximate the original estimate of $65 million.

Imaging sales increased 11 percent, benefiting principally from higher worldwide sales volume of the X-ray contrast medium Optiray*, partially offset by pricing pressures in the U.S. Increased U.S. sales volume of TechneScan MAG3*, the introduction of OctreoScan* and higher sales of nuclear medicine products in Europe due to growth in existing markets, also contributed to the improved results. Albunex* was introduced through a controlled launch in 1995 giving Medical the first ultrasound contrast media product in the U.S. market. Market penetration has been slower than initial expectations; however, management expects ultrasound contrast media to be a very significant growth opportunity for the company.

Anesthesiology and critical care sales were up 11 percent for the year, boosted by the September 1994 acquisition of DAR S.p.A., higher anesthesia product sales in Europe and Japan and increased sales volume of hemoglobin testing products in the U.S. and Europe. Management expects the June 1995 acquisition of Alton Dean, Inc., a manufacturer of products that warm sterile intravenous and irrigation solutions used during and after surgery, to contribute to future results.

1994 vs. 1993
-------------

Mallinckrodt Medical's 1994 net sales were $912 million and operating earnings before a restructuring charge were $203 million, both up 16 percent from 1993.

The 1994 pre-tax restructuring charge of $74 million resulted from fourth quarter decisions made pursuant to efforts conducted to develop strategies to effectively respond to customer needs and compete in a market that is changing rapidly as the result of health care reform. The key components of the charge were reorganization of the current medical specialty oriented U.S. sales structure into a unified sales organization divided into geographical districts; reorganization to reduce, centralize and standardize certain non-sales related functions and management processes; relocation of the Argyle, New York, endotracheal tube manufacturing operations to existing plants in Athlone, Ireland, and Irvine, California, and a new facility under construction in Juarez, Mexico; and severance costs related to an associated workforce reduction of approximately 500 employees at various locations around the world.

Imaging sales increased 10 percent. Higher Optiray sales volume in the U.S., Japan and Europe and increased catheter sales volume were the primary contributors to the improvement. The earnings effect of the higher sales was partially offset by higher standard product costs associated with the new Ireland Ioversol production facility and pricing pressures related to Optiray. The Optiray production capacity expansions underway in 1993 were essentially complete. Higher sales volume in the U.S. and Europe associated with thallium and TechneScan MAG3 were partially offset by unfavorable foreign exchange rates and price pressures. In June 1994, OctreoScan, a radiopharmaceutical used to aid diagnosis of certain cancer tumors, received FDA approval. Management received approval of Albunex, its ultrasound contrast agent in August 1994.

Strong results for the anesthesiology and critical care business were a significant factor in the overall year-to-year comparison. Sales increased 32 percent. Newly acquired businesses and improved U.S. sales associated with HemoCue as a result of hemoglobin products receiving waiver status contributed to the improvement. Operating earnings increases were partially offset by unfavorable year-to-year foreign currency effects and amortization of intangibles related to acquisitions.

MALLINCKRODT VETERINARY
                                             Years ended June 30,
                                             --------------------
                                             1995    1994    1993
                                                 (in millions)
Net sales:
  Animal Health                              $455    $430   $449
  Feed Ingredients                            169     162    169
                                             ----    ----    ----
                                             $624    $592   $618
                                             ====    ====   ====

Operating earnings (loss):
  Ongoing operations                         $ 61    $ 53   $ 40
  Restructuring charge                                (20)  (283)
                                             ----    -----  -----
                                             $ 61    $ 33   $(243)
                                             ====    =====  ======
Ongoing operating earnings as a
  percent of sales                           9.8%     8.9%   6.5%

1995 vs. 1994
-------------

Mallinckrodt Veterinary's operating earnings were $61 million, up 16 percent, excluding the prior year restructuring charge. Net sales were $624 million, up 5 percent compared to $592 million the prior year. Contributing to the improved operating earnings were improved sales volumes in Europe, favorable currency effects, principally in Europe and Latin America, and the favorable impacts of actions related to the restructuring program begun in 1993, which included various cost control measures, plant closures and a workforce reduction of approximately 1,000 employees.

Animal health sales increased 6 percent for the year. Sales volume growth was highest in Europe due to increases across all major product lines. Sales in Asia improved primarily from higher volumes of biological products.

Feed ingredients sales were up 4 percent compared to the prior year, due to strong volume gains and favorable price variances in the fourth quarter.

Veterinary will build on the strength of its recently completed management team to focus on future growth and earnings improvement.

1994 vs. 1993
-------------

Mallinckrodt Veterinary's 1994 operating earnings of $33 million included a pre-tax restructuring charge of $20 million to adjust a 1993 provision associated with the decision to discontinue development of porcine somatotropin (PST) in May 1993. This adjustment effectively removed all remaining PST valuation risk.

Excluding restructuring charges in both years, Mallinckrodt Veterinary's 1994 operating earnings increased 31 percent compared to 1993 on a sales decline of 4 percent. Improved operating earnings resulted from actions related to the restructuring program begun in 1993, which included various cost control measures, plant closures and a workforce reduction of approximately 1,000 employees. Lower sales resulted primarily from global product rationalization programs designed to eliminate low margin products and from unfavorable currency translation effects.

Animal health sales for 1994 decreased 4 percent. Product rationalization programs, biological supply and production problems, lower volumes of companion animal vaccine sales in North America and unfavorable currency translation effects were the primary reasons for the decrease. Partially offsetting the decrease were strong sales of parasiticides in Europe, higher sales volume in Brazil resulting from expanded distribution rights and improved foot and mouth disease vaccine sales, increased sales volumes in Latin America and increased sales of growth promotants in North America.

Feed ingredients sales declined 4 percent from 1993 due to price deterioration on lower U.S. sales volume.


CORPORATE MATTERS

Corporate expense decreased $1 million to $29 million in 1995. This favorable variance reflected last year's corporate headquarters reorganization and relocation.

Interest and other nonoperating income (expense), net declined $4 million in 1995 from 1994. This decrease related primarily to the write-down of an investment and hedging losses.

Interest expense increased $16 million in 1995 from increased borrowings and higher interest rates.

Mallinckrodt's effective tax rate for continuing operations was 37.5 percent in 1995, compared with 38.5 percent in 1994, excluding the impact of the restructuring charge and statutory rate changes. See
Note 9 of the Notes for further discussion of income taxes.

FINANCIAL CONDITION

Financial resources available to the Company are expected to continue to be adequate to support existing businesses, fund the remaining cash expenditures of approximately $139 million for the restructuring programs and fund new opportunities. Since June 30, 1994, cash and cash equivalents decreased $26 million. Operations provided
$285 million of cash, while acquisition and capital spending totaled $272 million, $91 million of which related to the acquisition of J.T. Baker Inc. and $8 million related to the acquisition of Alton Dean, Inc. The Company's current ratio at June 30, 1995, was 1.4:1. Total debt as a percentage of invested capital was 37 percent.

The Company's Board of Directors previously authorized repurchase of a total of 42 million shares of its common stock. Twenty-nine million shares have been purchased under this authorization, .5 million during the year ended June 30, 1995.

On April 8, 1992, a shelf registration statement was filed with the Securities and Exchange Commission (SEC) for $250 million of debt securities. As of June 30, 1995, $50 million of securities under the shelf remain unissued. On February 15, 1995, a shelf registration statement was filed with the SEC for $250 million of debt securities, all on terms to be determined at the time of the actual offerings for sale. No offerings have occurred. Net proceeds from the sale of any debt securities would be used for general corporate purposes, except as noted in any prospectus supplement.

The Company has a $450 million private-placement commercial paper program. This program is backed by $650 million of U.S. lines of credit, $100 million available until March 1996 and $550 million
available until November 1999.   At June 30, 1995, commercial paper
borrowings and borrowings under the U.S. credit lines amounted to $153 million and $90 million, respectively. At June 30, 1995, non-U.S. lines of credit totaling $263 million were also available and borrowings under these lines were $36 million. The non-U.S. lines can be cancelled at any time.

Estimated capital spending for the fiscal year ending June 30, 1996, is approximately $200 million.


OTHER MATTERS

The Company does not consider the present rate of inflation to have a significant impact on the businesses in which it operates except for the hyperinflationary effects on the Latin American businesses of Mallinckrodt Veterinary which are reported in Note 17 of the Notes.

See Note 20 of the Notes for a discussion of environmental matters.

         THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

ITEM 8.
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



Report of Independent Auditors . . . . . . . . . . . . . . . 9
Information by Business Segment. . . . . . . . . . . . . . .10
Consolidated Statement of Operations . . . . . . . . . . . .11
Consolidated Balance Sheet . . . . . . . . . . . . . . . . .12
Consolidated Statement of Cash Flows . . . . . . . . . . . .13
Consolidated Statement of Changes in Shareholders' Equity. .14
Notes to Consolidated Financial Statements . . . . . . . . .15
Quarterly Results. . . . . . . . . . . . . . . . . . . . . .29

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Mallinckrodt Group Inc.

We have audited the accompanying consolidated balance sheet of Mallinckrodt Group Inc. as of June 30, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended
June 30, 1995, appearing on pages 10 through 28. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mallinckrodt Group Inc. at June 30, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.

As discussed in Significant Accounting Policies to the consolidated financial statements, in 1993 the Company changed its method of accounting for income taxes and employee benefits.

Ernst & Young LLP
St. Louis, Missouri
August 8, 1995

INFORMATION BY BUSINESS SEGMENT

NET SALES
(In millions)



                                                 1995       1994      1993
Mallinckrodt Chemical. . . . . . . . . . . . . . $  576.8   $  436.9  $  395.3
Mallinckrodt Medical . . . . . . . . . . . . . .  1,011.8      912.3     783.1
Mallinckrodt Veterinary. . . . . . . . . . . . .    623.8      591.7     618.1
Intersegment sales . . . . . . . . . . . . . . .      (.3)       (.8)      (.2)
                                                 ---------  --------- ---------
  Consolidated . . . . . . . . . . . . . . . . . $2,212.1    $1,940.1 $1,796.3

EARNINGS AND ASSETS
(In millions)
                         Earnings (Loss) from
                         Continuing Operations
                          Before Income Taxes            Identifiable Assets
                       ------------------------- --------------------------------
                        1995     1994     1993       1995       1994       1993
                        ----     ----     ----       ----       ----       ----
Mallinckrodt Chemical..$ 68.5   $ 61.7   $ (5.4)   $  800.4   $  595.1   $  468.2
Mallinckrodt Medical... 228.2    128.9    174.4     1,185.0    1,102.4      906.5
Mallinckrodt Veterinary  61.0     32.6   (242.5)      745.5      709.5      698.0
Corporate.............. (28.8)   (30.2)   (35.5)      113.3      143.4      188.3
Eliminations...........             .1               (123.6)    (116.9)     (83.4)
                       -------  -------  -------   ---------  ---------  ---------
Operating earnings
  (loss)............... 328.9    193.1   (109.0)
Equity in pre-tax
  earnings of joint
  venture..............  25.3     18.5     10.6
Interest and other
  nonoperating income
  (expense), net.......  (4.2)     (.4)     2.6
Interest expense....... (55.4)   (39.8)   (37.3)
                       -------  -------  -------   ---------  ---------  ---------
Consolidated...........$294.6   $171.4   $(133.1)  $2,720.6   $2,433.5   $2,177.6
                       ======   ======   ========  ========   ========   ========

PROPERTY, PLANT AND EQUIPMENT
(In millions)

                         Capital Expenditures       Depreciation and Amortization
                       ------------------------    -------------------------------
                       1995      1994      1993      1995      1994        1993
Mallinckrodt Chemical..$ 41.8   $ 41.6   $ 46.2    $ 36.7     $ 26.4     $ 28.0
Mallinckrodt Medical...  85.2     99.4     95.0      58.7       47.8       37.1
Mallinckrodt Veterinary  31.2     28.1     45.9      28.0       27.9       28.8
Corporate..............   2.6      3.2      1.2       1.6        2.5        2.2
                       ------   ------   ------    ------     ------     ------
  Consolidated.........$160.8   $172.3   $188.3    $125.0     $104.6     $ 96.1
                       ======   ======   ======    ======     ======

(See Note 18 of the Notes to Consolidated Financial Statements.)

CONSOLIDATED STATEMENT OF OPERATIONS
(In millions except per share amounts)
                                                      Years Ended June 30,
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------
Net sales.........................................$2,212.1  $1,940.1  $1,796.3
Operating costs and expenses:
  Cost of goods sold.............................. 1,215.2   1,037.3     970.6
  Selling, administrative and general expenses....   577.3     522.0     511.2
  Research and development expenses...............    97.8      95.3      95.3
  Restructuring charge............................              93.9     334.1
  Other operating income, net.....................    (7.1)     (1.5)     (5.9)
                                                  --------- --------- ---------
Total operating costs and expenses................ 1,883.2   1,747.0   1,905.3
                                                  --------- --------- ---------
  Operating earnings (loss).......................   328.9     193.1    (109.0)
Equity in pre-tax earnings of joint venture.......    25.3      18.5      10.6
Interest and other nonoperating income (expense),
  net.............................................    (4.2)      (.4)      2.6
Interest expense..................................   (55.4)    (39.8)    (37.3)
                                                  --------- --------- ---------
  Earnings (loss) from continuing operations
    before income taxes...........................   294.6     171.4    (133.1)
Income tax provision (benefit)....................   110.5      64.0     (19.3)
                                                  --------- --------- ---------
  Earnings (loss) from continuing operations......   184.1     107.4    (113.8)
Loss from discontinued operations.................    (3.8)     (3.6)     (6.0)
                                                  --------- --------- ---------
  Earnings (loss) before cumulative effect
    of accounting change..........................   180.3     103.8    (119.8)
Cumulative effect of accounting changes...........                       (80.6)
                                                  --------- --------- ---------
  Net earnings (loss).............................   180.3     103.8    (200.4)
Preferred stock dividends.........................     (.4)      (.4)      (.4)
                                                  --------- --------- ---------
  Available for common shareholders...............$  179.9  $  103.4  $ (200.8)
                                                  ========= ========= =========
(/TABLE)


EARNINGS (LOSS) PER COMMON SHARE
                                                              <C
Continuing operations............................. $2.37      $1.38     $(1.48)
Discontinued operations...........................  (.05)      (.05)      (.08)
                                                   ------     ------    -------
Earnings (loss) before cumulative effect of
  accounting changes..............................  2.32       1.33      (1.56)
Cumulative effect of accounting changes...........                       (1.04)
                                                   ------     ------    -------
Net earnings (loss)............................... $2.32      $1.33     $(2.60)
                                                   ======     ======    =======

(The accompanying Notes are an integral part of the Consolidated Financial Statements.)

CONSOLIDATED BALANCE SHEET
(In millions except share and per share amounts)
                                                                At June 30,
                                                            ------------------
                                                              1995      1994
                                                            --------  --------
ASSETS
Current assets:
  Cash and cash equivalents.................................$   61.7  $   87.9
  Trade receivables, less allowances of $13.5 in 1995 and
    $11.1 in 1994...........................................   414.5     343.6

  Inventories...............................................   433.8     376.9
  Deferred income taxes.....................................    53.1      77.6
  Other current assets......................................    57.0      46.0
                                                            --------  --------
Total current assets........................................ 1,020.1     932.0
Investments and long-term receivables, less allowances
  of $17.0 in 1995 and $13.1 in 1994........................   165.5     147.0
Property, plant and equipment, net.......................... 1,005.6     863.2
Intangible assets...........................................   528.7     489.3
Deferred income taxes.......................................      .7       2.0
                                                            --------  --------
Total assets................................................$2,720.6  $2,433.5
                                                            ========  =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt...........................................$  197.5  $  147.8
  Accounts payable..........................................   191.0     139.4
  Accrued liabilities.......................................   349.4     356.0
  Income taxes payable......................................     7.7      25.4
  Deferred income taxes.....................................     2.7       2.1
                                                            --------  --------
Total current liabilities...................................   748.3     670.7
Long-term debt, less current maturities.....................   501.5     522.0
Deferred income taxes.......................................    76.8      36.6
Postretirement benefits.....................................   142.7     124.7
Other noncurrent liabilities and deferred credits...........    79.8      63.6
                                                            --------  --------
Total liabilities........................................... 1,549.1   1,417.6
                                                            --------  --------
Shareholders' equity:
  4 Percent cumulative preferred stock......................    11.0      11.0
  Common stock, par value $1, authorized 300,000,000
    shares; issued 87,116,289 shares in 1995 and 1994.......    87.1      87.1
  Capital in excess of par value............................   274.1     268.2
  Reinvested earnings.......................................   984.5     846.4
  Foreign currency translation..............................    (9.3)    (34.2)
  Treasury stock, at cost...................................  (175.9)   (162.6)
                                                             -------- ---------
Total shareholders' equity..................................  1,171.5  1,015.9
                                                             -------- ---------
Total liabilities and shareholders' equity.................. $2,720.6 $2,433.5
                                                             ======== ========

(The accompanying Notes are an integral part of the Consolidated Financial Statements.)

CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)
                                                       Years ended June 30,
                                                   ---------------------------
                                                     1995      1994     1993
                                                   -------   -------  --------
CASH FLOWS - OPERATING ACTIVITIES
Net earnings (loss)............................... $180.3   $103.8   $(200.4)
Adjustments to reconcile net earnings (loss)
  to net cash provided by operating activities:
  Depreciation and amortization...................  125.0    104.6      96.1
  Restructuring charge............................            93.0     312.6
  Cumulative effect of accounting changes.........                      80.6
  Postretirement benefits.........................   12.1      8.3       7.1
  Undistributed equity in earnings of joint venture (19.1)   (14.4)     (7.7)
  Deferred income taxes...........................   66.6     (5.2)    (60.6)
  Other, net......................................   (4.0)    (7.6)    (53.1)
                                                   -------  -------  --------
                                                    360.9    282.5     174.6
  Changes in noncash operating working capital:
    Accounts receivable...........................  (44.1)   (12.6)      9.7
    Inventories...................................  (16.3)   (11.4)    (11.1)
    Accounts payable, accrued liabilities and
      income taxes, net...........................  (12.8)   (32.1)    (37.6)
    Other, net....................................   (3.2)      .9       1.0
                                                   -------  -------  --------
Net cash provided by operating activities.........  284.5    227.3     136.6
                                                   -------  -------  --------
CASH FLOWS - INVESTING ACTIVITIES
Capital expenditures.............................. (160.8)  (172.3)   (188.3)
Acquisition spending.............................. (111.5)   (95.5)   (201.2)
IFL dividend receivable...........................            51.9
Proceeds from asset disposals.....................   21.2      8.6      19.9
Other, net........................................  (22.8)     7.2     (15.6)
                                                   -------  -------  --------
Net cash used by investing activities............. (273.9)  (200.1)   (385.2)
                                                   -------  -------  --------

CASH FLOWS - FINANCING ACTIVITIES
Increase (decrease) in short-term debt............   19.9    (58.6)     71.4
Proceeds from long-term debt......................    3.2    196.4     193.3
Payments on long-term debt........................  (10.3)  (101.6)    (11.1)
Issuance of Mallinckrodt common stock.............    8.0     10.9      17.9
Acquisition of treasury stock.....................  (15.4)              (6.5)
Dividends paid....................................  (42.2)   (37.7)    (33.2)
                                                   -------  -------  --------
Net cash provided (used) by financing activities..  (36.8)     9.4      231.8
                                                   -------  -------  --------
Increase (decrease) in cash and cash equivalents..  (26.2)    36.6      (16.8)
Cash and cash equivalents at beginning of period..   87.9     51.3       68.1
                                                   -------  -------  ---------
Cash and cash equivalents at end of period........ $ 61.7   $ 87.9   $   51.3
                                                   =======  =======  =========

(The accompanying Notes are an integral part of the Consolidated Financial Statements.)

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(In millions except per share amounts)
                                          Capital in
                       Preferred  Common  Excess of  Reinvested         Treasury
                         Stock    Stock   Par Value   Earnings  Other    Stock
                        --------- ------- ---------- ---------- ------ ---------
BALANCE, JUNE 30, 1992.. $ 11.0   $ 87.1    $ 253.1    $1,013.9  $ 37.3  $(178.2)
Net loss................                                 (200.4)
Dividends:
  4 Percent cumulative
    preferred stock
    ($4.00 a share).....                                    (.4)
  Common stock ($.43 a
  share)................                                  (32.8)
Stock option exercises..                        7.1                        10.8
Acquisition of treasury
  stock.................                                                   (6.5)
Translation adjustment..                                          (95.9)
Other...................                        2.2                         2.2
                         ------   ------    -------    --------  -------  -------
BALANCE, JUNE 30, 1993..   11.0     87.1      262.4       780.3   (58.6)  (171.7)
Net earnings............                                  103.8
Dividends:
  4 Percent cumulative
    preferred stock
    ($4.00 a share).....                                    (.4)
  Common stock ($.485 a
    share)..............                                  (37.3)
Stock option exercises..                        4.0                          6.9
Translation adjustment..                                           24.4
Other...................                        1.8                          2.2
                         ------   ------    -------    --------  -------  -------
BALANCE, JUNE 30, 1994..   11.0     87.1      268.2       846.4   (34.2)  (162.6)
Net earnings............                                  180.3
Dividends:
  4 Percent cumulative
    preferred stock
    ($4.00 a share)....                                     (.4)
Common stock ($.545 a
  share)...............                                   (41.8)
Stock option exercises.                         2.0                          6.2
Acquisition of treasury
  stock................                                                    (15.4)
Translation adjustment.                                            24.9
Other.............                              3.9                         (4.1)
                         ------   ------    -------    --------  -------  -------
BALANCE, JUNE 30, 1995.  $ 11.0   $ 87.1    $ 274.1    $  984.5  $ (9.3)  $(175.9)
                         ======   ======    =======    ========  =======  ========

(The accompanying Notes are an integral part of the Consolidated Financial Statements.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions except per share amounts)

SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

Financial statements of all majority owned subsidiaries are consolidated. Investments in 20 to 50 percent owned affiliates are reported on the equity method.

Accounting Changes

In the fourth quarter of 1993, Mallinckrodt adopted Statements of Financial Accounting Standards (FAS) No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," FAS No. 109 "Accounting for Income Taxes" and FAS No. 112 "Employers' Accounting for Postemployment Benefits," all retroactive to July 1, 1992. The cumulative effects of these accounting changes at July 1, 1992 pertaining to years prior to 1993 follow:

                          Amount    Per Share
                          ------    ---------
          FAS No. 106     $63.0      $ .81
          FAS No. 109      16.5        .21
          FAS No. 112       1.1        .02
                          -----      ------
          Total           $80.6      $1.04
                          =====      ======

Foreign Currency Translation

The financial statements of most of the Company's international affiliates are translated into U.S. dollars using current exchange rates for balance sheets and weighted average rates for income
statements.   Unrealized translation adjustments are included in
shareholders' equity in the Consolidated Balance Sheet.

The financial statements of international affiliates that operate in hyperinflationary economies, principally Brazil, are translated at either current or historical exchange rates, as appropriate.
Unrealized translation adjustments are included in operating results for these affiliates.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of certificates of deposit, time deposits and other short-term securities with maturities of three months or less from the date of purchase.

Inventories

Inventories are valued at the lower of cost or market. Cost for inventories is determined on either an average or first-in, first-out basis.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is based upon estimated useful lives of 15 to 45 years for buildings and 4 to 15 years for machinery and equipment, using principally the straight-line method.

Derivative Financial Instruments

The Company hedges a significant portion of its foreign exchange exposure using certain derivative financial instruments, primarily forward contracts, currency swaps and purchased options. Forward contracts and currency swaps are carried off-balance-sheet with gains and losses included in the measurement and recording of the hedged transactions. Premiums on purchased options are recorded as assets and amortized to match the anticipated cash flows being hedged. See also Note 8.

Advertising Costs

All advertising costs are expensed as incurred and included in selling, general and administrative expenses. Advertising expense was $41.2 million, $35.1 million and $41.7 million in 1995, 1994 and 1993, respectively.

Reclassifications

Certain amounts in prior years have been reclassified to conform to the current year presentation.

NOTE 1:  CHANGES IN BUSINESS

RESTRUCTURING PROGRAMS

In the fourth quarter of 1994, the Company recorded a restructuring charge of $93.9 million, $58.8 million after taxes, or $.76 per share, relating to Mallinckrodt Medical and Mallinckrodt Veterinary. Restructuring actions related to the program are on track and achieving anticipated results at June 30, 1995. The Mallinckrodt Medical pre-tax restructuring charge of $73.9 million included the reorganization of the current medical specialty oriented U.S. sales structure into a unified organization divided into geographical districts; reorganization to reduce, centralize and standardize certain non-sales related functions and management processes; rationalization of manufacturing operations for substantial worldwide cost and sourcing improvements; and severance costs related to an associated workforce reduction. Pre-tax cash expenditures for this restructuring are expected to approximate the original estimate of $65 million, consisting of $28 million for severance costs for about 500 people at various locations around the world, $15 million for consulting, $13 million for manufacturing rationalization and $9 million for other items. The $9 million noncash pre-tax portion of the charge primarily related to manufacturing rationalization. Approximately $26 million of cash expenditures were incurred through June 30, 1995, the majority of which related to severance associated with a workforce reduction of approximately 500 people and consulting costs. The majority of the remaining cash expenditures of $39 million will be paid in 1996 and relate to severance for terminated employees and consulting costs. Based on the expenditures to date and those anticipated by the original plan, no significant adjustment to the reserve balance is expected at this time. Also included in the restructuring charge was a $20 million pre-tax charge to adjust a prior year provision associated with Mallinckrodt Veterinary's decision to discontinue development of porcine somatotropin (PST) in May 1993.

In the fourth quarter of 1993, the Company recorded a restructuring charge of $334.1 million, $242.2 million after taxes, or $3.13 per share relating to Mallinckrodt Veterinary and Mallinckrodt Chemical. Restructuring actions related to the program are substantially complete at June 30, 1995. Pre-tax cash expenditures for restructuring charges are expected to approximate the original estimate of $173 million and are primarily related to severance costs of $54 million, lease costs related to a closed facility of $55 million, consulting costs of $15 million, and manufacturing rationalization and other costs of $49 million. The $161 million noncash portion of the charges primarily related to the write-off of plant facilities. Approximately $73 million of the cash expenditures were incurred through June 30, 1995, the majority of which related to severance for a workforce reduction of approximately 1,000 people and consulting costs. The majority of the remaining cash expenditures of approximately $100 million relate to manufacturing rationalization to be paid in 1996 and the present value of long-term lease payments. Based on the expenditures to date and those anticipated by the original plan, no significant adjustment to the reserve balance is expected at this time.

The Mallinckrodt Veterinary 1993 pre-tax restructuring charge of $282.8 million included the discontinuance of the development of PST, including manufacturing and support facilities; closure and consolidation of manufacturing and other distribution and support facilities; redefinition and reorganization of research and development, commercial and administrative functions; exit of certain animal health businesses; and severance costs related to a workforce reduction of approximately 1,000 employees.

As part of the 1993 program, Mallinckrodt Chemical also recorded a pre-tax charge of $51.3 million, primarily to close its aromatic fluorine intermediates business and to sell its photochemical business. The restructuring charge included approximately
$40 million for write-down of carrying value of plant facilities and $11 million of cash expenditures.

ACQUISITIONS

In June 1995, Mallinckrodt Medical acquired Alton Dean, Inc., a manufacturer of products that warm sterile intravenous and irrigation solutions used during and after surgery for $8.5 million.

In February 1995, Mallinckrodt Chemical acquired J.T. Baker Inc., a manufacturer of laboratory, process and microelectronic chemicals for $95.0 million.

In March 1994, Mallinckrodt Chemical acquired Catalyst Resources, Inc., a manufacturer of polymerization and chemical catalysts for $61.2 million, and in September 1993, Mallinckrodt Medical acquired DAR S.p.A., a manufacturer of anesthesiology and respiratory care products for $28.0 million.

In September 1992, Mallinckrodt Medical acquired the businesses of HemoCue Intressenter, A.B., a manufacturer of point-of-care blood chemistry systems, and in February 1993, the tracheostomy products business of Sorin Biomedical, Inc. The cost of these acquisitions, including acquisition accruals, totaled $198.0 million.

The above acquisitions were accounted for as purchases and results of operations were included in the consolidated financial statements from their respective acquisition dates. Results of operations for the periods prior to acquisition were not material to Mallinckrodt.

DISCONTINUED OPERATIONS

The discontinued operations charges for 1995, 1994, and 1993 primarily included environmental and related litigation costs related to operations previously disposed.

NOTE 2:  EARNINGS PER COMMON SHARE

Earnings per common share amounts were computed on the basis of the weighted average number of common and common equivalent shares outstanding. Such weighted average shares used in the computations were 77,458,114 in 1995; 77,607,416 in 1994 and 77,408,668 in 1993.

NOTE 3:  SUPPLEMENTAL CASH FLOW INFORMATION

                                            1995    1994    1993
                                           -----   -----   -----
Interest paid..............................$47.9   $33.0   $35.8
Income taxes paid.......................... 42.5    37.8    35.1
Noncash investing and financing activities:
  Assumption of liabilities related to
    acquisitions........................... 42.4    27.9    25.0
  Issuance of common stock for restricted
    stock awards...........................          4.0     4.4


NOTE 4:  INVENTORIES

AT JUNE 30,                                 1995    1994
                                           ------  ------
Raw materials and supplies.................$132.5  $ 99.5
Work in process............................ 102.5    93.1
Finished goods............................. 198.8   184.3
                                           ------  ------
                                           $433.8  $376.9
                                           ======  ======

NOTE 5: INVESTMENTS AND LONG-TERM RECEIVABLES

AT JUNE 30,                                 1995    1994
                                           ------  ------
Tastemaker joint venture...................$ 92.3  $ 74.9
Other investments..........................  21.6    21.4
Other long-term receivables, net...........  51.6    50.7
                                           ------  ------
                                           $165.5  $147.0
                                           ======  ======

NOTE 6:  PROPERTY, PLANT AND EQUIPMENT

AT JUNE 30,                                  1995       1994
                                           ---------  ---------
Land.......................................$   72.1   $   69.3
Buildings and leasehold improvements.......   387.3      352.9
Machinery and equipment.................... 1,013.2      872.4
Construction in progress...................    67.9      101.4
                                           ---------  ---------
                                            1,540.5    1,396.0
Accumulated depreciation..................   (534.9)    (532.8)
                                           ---------  ---------
                                           $1,005.6   $  863.2
                                           =========  =========

Capitalized interest costs were $1.6 million in 1995, $3.7 million in 1994 and $6.3 million in 1993.

NOTE 7:  INTANGIBLE ASSETS

AT JUNE 30,                                 1995    1994
                                           ------  ------
Goodwill and other intangibles.............$575.0  $518.9
Patents and technology.....................  67.0    63.7
                                           ------  ------
                                            642.0   582.6
Accumulated amortization...................(131.6) (111.0)
                                           ------- -------
                                            510.4   471.6
Deferred charges...........................  18.3    17.7
                                           ------- -------
                                           $528.7  $489.3
                                           ======= =======

Identifiable intangible assets are amortized over estimated useful lives of 8 to 25 years (weighted average life of 12 years) for patents and technology. Goodwill and other intangibles are amortized primarily on a straight-line basis over 10 to 40 years (weighted average life of 28 years).

NOTE 8:  FINANCIAL INSTRUMENTS

Derivative Financial Instruments
--------------------------------
In the ordinary course of business, Mallinckrodt purchases materials and sells finished products denominated in various currencies. The Company uses certain derivative financial instruments to manage its exposure to foreign currency exchange risk, principally forward foreign exchange contracts, currency swaps and foreign currency purchased options. These contracts reduce the Company's overall exposure to exchange rate fluctuations by effectively fixing the transaction cost to the Company.

Carrying and fair values for derivative financial instruments are summarized below.

                                               At June 30, 1995
                                            ----------------------
                                            Carrying       Fair
                                              Value        Value
                                            --------     ---------
Forward foreign currency contracts and
  swaps hedging short-term intercompany
  and third-party financing by inter-
  national operations, notional value
  $151.6 million........................     $---        $ (.4)
Forward foreign currency contracts and
  swaps hedging anticipated cross
  currency sales and purchases, notional
  value $70.5 million...................      ---           .5
Forward foreign currency options
  hedging anticipated cross currency
  sales and purchases, notional value
  $97.5 million.........................      ---         (2.0)
Interest rate swap, pay fixed rate,
  receive floating rate, notional value
  $38.2 million.........................      ---          ---

Anticipated transactions include purchases of raw materials or other inventory, collection of accounts receivable, settlement of accounts payable, and periodic debt service by international subsidiaries. Purchased options and forward foreign exchange contracts generally have initial terms of less than two years. Deferred gains and losses are recognized in income when the underlying transaction is settled.

Fair Value of Financial Instruments
-----------------------------------
Non-derivative financial instruments included in the Consolidated Balance Sheet are cash, commercial paper and long-term debt. These instruments were carried at amounts approximating fair value at June 30, 1995 and 1994. The fair value of long-term debt was estimated based on future cash flows discounted at current interest rates available to the Company for debt with similar maturities and characteristics.

Concentrations of Credit Risk
-----------------------------
Financial instruments which expose Mallinckrodt to credit risk are short-term investments (cash equivalents), trade receivables and derivatives. The Company mitigates the risk that counterparties to short-term investments and derivatives will fail to perform by contracting only with major financial institutions having high credit ratings, and considers the likelihood of counterparty failure to be remote.

Trade receivables stem from the Company's worldwide operations and reflect Mallinckrodt's diverse customer base. The Company periodically assesses the financial strength of its customers and obtains proof of credit worthiness, as necessary, prior to extending credit. Consequently, Mallinckrodt does not have a material concentration of credit risk, either by transaction type, product line or geographic region.

NOTE 9:  INCOME TAXES

In the first quarter of 1994, the Revenue Reconciliation Act of 1993 was signed. This Act increased the Federal statutory income tax rate 1 percent, to 35 percent, retroactive to January 1, 1993. Additionally, in the third quarter of 1994 certain foreign (primarily German and Swedish) tax rates decreased. The net impact of these rate changes resulted in a non-recurring benefit of $3.0 million in 1994 related to the revaluation of deferred taxes in accordance with FAS 109, "Accounting for Income Taxes."

Income taxes included in the Consolidated Statement of Operations were:

                                             1995    1994    1993
                                            ------- ------- -------
Continuing operations.....................  $110.5  $ 64.0  $(19.3)
Discontinued operations...................    (2.1)   (2.0)   (3.1)
Cumulative effect of accounting changes...                   (19.4)
                                            ------- ------- -------
                                            $108.4  $ 62.0  $(41.8)
                                            ======= ======= =======

The geographical sources of earnings (loss) from continuing operations before income taxes were:

                                             1995    1994    1993
                                            ------- ------- -------
United States.............................  $155.8  $ 87.1  $(126.2)
Outside United States.....................   138.8    84.3     (6.9)
                                            ------- ------- --------
                                            $294.6  $171.4  $(133.1)
                                            ======= ======= ========

The components of the income tax provision (benefit) charged
(credited) to continuing operations follow.

                                             1995    1994    1993
                                            ------- ------- -------
Current:
U.S. Federal..............................  $  3.0  $ 37.7  $ 15.0
U.S. State and local......................     4.2     6.5     6.5
Outside United States.....................    36.7    25.0    19.8
                                            ------- ------- -------
                                              43.9    69.2    41.3
Deferred:
U.S. Federal..............................    42.5   (12.7)  (57.3)
U.S. State and local......................     5.2      .8    (2.9)
Outside United States.....................    18.9     6.7     (.4)
                                            ------- ------- -------
                                              66.6    (5.2)  (60.6)
                                            ------- ------- -------
                                            $110.5  $ 64.0  $(19.3)
                                            ======= ======= =======

The Company had the following deferred tax balances at June 30, 1995 and 1994:

                                                     1995     1994
                                                    ------   ------
Deferred tax assets:
  Restructuring accruals........................... $ 51.3   $ 97.9
  Employee benefits................................   71.6     57.6
  Net operating losses.............................   21.8     45.5
  Alternative minimum tax credit...................    8.3     10.9
  Environmental accruals...........................    9.7      5.4
  Other, net.......................................    6.6      4.4
                                                    -------  -------
Gross deferred tax assets..........................  169.3    221.7
  Valuation allowances.............................  (24.7)   (49.8)
                                                    -------  -------
Total deferred tax assets..........................  144.6    171.9

Deferred tax liabilities:
  Property, plant and equipment....................   85.5     86.7
  Receivables......................................   58.2     24.1
  Intangible assets................................   26.6     20.2
                                                    -------  -------
Total deferred tax liabilities.....................  170.3    131.0
                                                    -------  -------
Net deferred tax (assets) liabilities.............. $ 25.7   $(40.9)
                                                    =======  =======

The alternative minimum tax credit of $8.3 million is available to reduce future Federal taxes payable and has an unlimited carryforward period.

The tax benefit of the Company's net operating loss carryforwards of $21.8 million relates to its non-U.S. operations. Factors causing the effective tax rate for continuing operations to differ from the U.S. Federal statutory rate were:

                                              1995    1994    1993
                                             ------  ------  ------
Computed tax at the U.S. Federal statutory
  rate.....................................  $103.1  $ 60.0  $(45.3)
Statutory rate changes.....................            (3.0)
Adjustments to income tax accruals.........                    (5.0)
State income taxes, net of Federal benefit.     6.1     4.7     5.8
Restructuring..............................                    21.7
Other items................................     1.3     2.3     3.5
                                             ------- ------- -------
Income tax provision (benefit).............  $110.5  $ 64.0  $(19.3)
                                             ======= ======= =======
Effective tax rate.........................   37.5%   37.3%   14.5%

The effective rate for 1994 before the net tax benefit from the restructuring charge and the previously discussed statutory rate changes was 38.5 percent. The 1993 effective rate before the net benefit for restructuring and FAS 109 adoption was 36.8 percent. The favorable adjustments to income tax accruals included in the preceding table resulted from the conclusion of income tax audits that spanned a number of years.

Undistributed earnings of certain subsidiaries outside the United
States are considered to be permanently invested. Accordingly, no provision for income taxes was made for undistributed earnings of such subsidiaries which aggregated $188.4 million at June 30, 1995.

NOTE 10:  ACCRUED LIABILITIES

AT JUNE 30,                                   1995    1994
                                            -------  -------
Restructuring accruals.....................  $139.0  $176.1
Other......................................   210.4   179.9
                                             ------  ------
                                             $349.4  $356.0
                                             ======  ======

NOTE 11:  DEBT

The components of short-term debt were:

AT JUNE 30,                                  1995    1994
                                            ------  ------
Commercial paper........................... $ 53.3  $ 72.5
Notes payable..............................  125.7    55.0
Current maturities of long-term debt.......   18.5    20.3
                                            ------  ------
                                            $197.5  $147.8
                                            ======  ======

The components of long-term debt were:
AT JUNE 30,                                  1995    1994
                                            ------  ------
Commercial paper........................... $100.0  $100.0
9.875% debentures due in annual
  installments of $15.0 million, beginning
  in 2002, with final payment of $12.8
  million in 2011..........................  134.8   134.6
8.75% promissory note due in annual
  installments of $10.3 million, with final
  payment of $.5 million in 1997...........   10.8    31.3
7% debentures due 2013.....................   98.5    98.5
6% notes due 2003..........................   99.3    99.2
Other......................................   76.6    78.7
                                            ------  ------
                                             520.0   542.3
Less current maturities....................   18.5    20.3
                                            ------  ------
                                            $501.5  $522.0

At June 30, 1995 and 1994, commercial paper totaling $100.0 million, has been classified as long-term debt as it is backed by irrevocable long-term lines of credit.

The 9.875% debentures are redeemable at the option of Mallinckrodt at 100 percent in 2001 and thereafter.

Maturities of long-term debt for the next five years are: 1996-$18.5 million; 1997-$6.6 million; 1998-$4.4 million; 1999-$34.7 million; and
2000-$103.6 million (includes $100.0 million of commercial paper).

The weighted average interest rate on short-term borrowings at June 30, 1995 and 1994 was 6.3% and 4.6%, respectively.

NOTE 12:  LINES OF CREDIT

The Company has a $450 million private-placement commercial paper program. This program is backed by $650 million of U.S. lines of credit, $100 million available until March 1996 and $550 million available until November 1999. Under the terms of this agreement, interest rates are determined at the time of borrowing and are dependent on the Company's senior debt ratings and usage level of the facility. At current usage level and senior debt ratings, the borrowing cost would be based on London Interbank Offered Rates plus
 .14 percent, or other alternative rates.

Commercial paper and borrowings under the U.S. credit lines of $153.3 million and $90 million, respectively, were outstanding at June 30, 1995. Non-U.S. lines of credit totaling $262.6 million are also available and borrowings under these lines were $35.7 million at June 30, 1995. These non-U.S. lines are cancelable at any time.

NOTE 13:  PENSION AND INVESTMENT PLANS

The Company has pension plans covering substantially all its employees that provide for retirement benefits based on years of service and the level of compensation for the highest three to five years occurring generally within a period of up to 10 years prior to retirement. Contributions to the U.S. plans meet ERISA minimum funding requirements.

Pension expense for continuing operations follows:

                                             1995    1994    1993
                                            ------  ------  ------
Service cost............................... $18.9   $18.1   $15.6
Interest cost on projected benefit
  obligation...............................  31.7    30.8    29.9
Earnings on plan assets.................... (24.0)  (21.2)  (35.0)
Net amortization of initial unrecognized
  asset and deferral of subsequent
  unrecognized net gains and losses........  (5.7)   (7.5)    9.3
                                            ------  ------  ------
                                            $20.9   $20.2   $19.8
                                            ======  ======  ======

U.S. pension expense in 1995, 1994 and 1993 was $17.9 million, $16.2 million and $15.7 million, respectively.

Assumptions used in determining the actuarial present value of benefit obligations follow:

                                             1995    1994    1993
                                            ------  ------  ------
Discount rate..............................  8.5%    8.0%    8.5%
Long-term rate of return on plan assets....  9.5%   10.0%   10.0%
Compensation increase rate.................  5.5%    5.5%    6.0%

The plans' assets mostly relate to U.S. plans and consist primarily of corporate equities, U.S. government debt securities and units of participation in a collective short-term investment fund.

The Company also sponsors three defined contribution investment plans. Participation in these plans is voluntary, with substantially all employees eligible to participate. Expenses related to the plans consist primarily of Company contributions which are based on percentages of certain employee contributions, plus discretionary amounts determined on an annual basis. Defined contribution expense for 1995, 1994 and 1993 was $12.4 million, $10.6 million and $7.5 million, respectively.

The funded status of Mallinckrodt's U.S. and non-U.S. pension plans and amounts recognized in the balance sheet follow:

                                     1995                       1994
                            ------------------------  -------------------------
                            Plans With   Plans With    Plans With   Plans With
                            Assets In    Accumulated   Assets In    Accumulated
                            Excess of    Benefits      Excess of    Benefits
                            Accumulated  In Excess     Accumulated  In Excess
                            Benefits     of Assets     Benefits     of Assets
                            -----------  -----------  -----------  -----------
Assets at fair value.......   $307.2        $ 48.8       $292.0      $ 41.2
Actuarial present value of
  benefit obligation:
    Vested benefits........    254.6          61.0        242.8        56.7
    Nonvested benefits.....      4.8           6.7          5.5         6.5
                              ------        ------       ------      ------
    Accumulated benefit
      obligation...........    259.4          67.7        248.3        63.2
    Projected future
      salary increases.....     69.8          19.4         67.6        23.4
                              ------        ------       ------      ------
    Projected benefit
      obligation...........    329.2          87.1        315.9        86.6
                              ------        ------       ------      ------
Projected benefit obligation
  in excess of plan assets..   (22.0)        (38.3)       (23.9)      (45.4)
Items not yet recognized in
  earnings:
    Unrecognized net (gain)
      loss..................    23.1          (2.3)        28.2         7.9
    Unamortized transition
      (asset) liability.....    (2.6)         10.8         (2.4)       12.7
                              -------       -------      -------     -------
Prepaid (accrued) pension
  liability.................  $ (1.5)       $(29.8)      $  1.9      $(24.8)
                              =======       =======      =======     =======

NOTE 14:  POST RETIREMENT AND POSTEMPLOYMENT BENEFITS

Mallinckrodt provides certain health care benefits for U.S. salaried and hourly retired employees. Employees may become eligible for health care benefits if they retire after attaining specified age and service requirements while they worked for the Company. Health care benefits are paid directly by Mallinckrodt.

Net periodic postretirement benefits expense for 1995, 1994 and 1993 consisted of the following:

                                             1995    1994    1993
                                            ------  ------  ------
Service cost for benefits earned during the
  year..................................... $ 4.9   $ 3.6   $ 3.8
Interest cost on benefit obligation........  13.0    10.4    10.7
Amortization of unrecognized net loss......    .6
                                            -----   -----   -----
                                            $18.5   $14.0   $14.5
                                            =====   =====   =====

The following table presents the plan's funded status reconciled with amounts recognized in the Company's statement of financial position:


                                                      1995    1994
                                                     ------  ------
Accumulated postretirement benefit obligation (APBO):
  Retirees........................................... $90.3   $91.2
  Active employees...................................  62.8    60.0

Accumulated postretirement benefit obligation in
  excess of plan assets............................. 153.1   151.2
Unrecognized net loss............................... (10.4)  (26.5)
                                                     ------  ------
Accrued postretirement benefit cost................. $142.7  $124.7
                                                     ======  ======

The discount rate used in determining the APBO at June 30, 1995 and 1994 was 8.5 percent and 8.0 percent, respectively.

The assumed health care cost trend rate used in measuring the APBO at June 30, 1995 was 10.0 percent, gradually declining to 5.0 percent in 2006 and thereafter. At June 30, 1994 the rate was 10.5 percent gradually declining to 5.0 percent in 2005 and thereafter. A one percentage point increase in the health care cost trend rate would increase the APBO as of June 30, 1995, by $17.8 million and the aggregate service and interest cost by $2.5 million.

NOTE 15:  CAPITAL STOCK

The Company has authorized and issued 100,000 shares, 98,330 outstanding at June 30, 1995, par value $100, 4 Percent cumulative preferred stock. This stock, with voting rights, is redeemable at the Company's option at $110 a share. During the three years ended June 30, 1995, the number of issued and outstanding shares did not change.

At June 30, 1995, the Company has authorized 1,400,000 shares, par value $1, of series preferred stock, none of which is outstanding.

Each outstanding common share includes a non-voting common stock purchase right. If a person or group acquires or has the right to acquire 20 percent or more of the common stock or commences a tender offer for 30 percent or more of the common stock, the rights become exercisable by the holder who may then purchase $167 worth of common stock for $83 unless, in lieu thereof, the Board of Directors causes the exchange of each outstanding right for one share of common stock (in either case exclusive of the rights held by the acquiring person or group which are voided). In the event of a merger or sale of 50 percent or more of the Company's assets, the rights may in certain circumstances entitle the holder to purchase $167 worth of stock in the surviving entity for $83. The rights may be redeemed by the Board at a price of $.017 per right at any time before they become exercisable, and unless they become exercisable, they will expire March 31, 1996.

The Company has a three year incentive award program for executive officers which expires June 30, 1997. There are 1,000,000 common shares reserved for issuance under this plan.

Common shares reserved at June 30, 1995, consisted of the following:

Exercise of common stock purchase rights................ 87,711,353
Exercise of stock options and granting of stock awards.. 10,960,267
                                                         ----------
                                                         98,671,620

Changes in the number of shares of common stock issued
  and in treasury were as follows:
                                     1995        1994        1993
                                 -----------  ----------- ----------
Common stock issued.............. 87,116,289  87,116,289  87,116,289
Treasury common stock:
  Balance, beginning of year..... 10,110,056  10,671,514  11,371,742
  Stock options exercised........   (371,913)   (429,645)   (833,560)
  Purchased......................    499,854          19     274,267
  (Awards) cancellations of
    restricted shares............    127,206    (131,832)   (140,935)
                                  ----------- ----------- -----------
  Balance, end of year........... 10,365,203  10,110,056  10,671,514
                                  ----------- ----------- -----------
Common stock outstanding, end of
  year........................... 76,751,086  77,006,233  76,444,775
                                  ==========  ==========  ==========

NOTE 16:  STOCK PLANS

Three non-qualified stock option plans provide for granting options to purchase shares of common stock at prices not less than 100 percent of market price (as defined) at the date of grant. Options under these plans are exercisable over nine years beginning one year after the date of grant and are limited to 50 percent during the first year of eligibility.

Information on stock option activity follows:

                                     Price
                                     Range    1 995       1994
                                     ------  ---------  ---------
NUMBER OF OPTIONS
Outstanding, beginning of year...... $10-40  5,351,732  4,883,358
Granted.............................  30-34  1,419,656  1,363,680
Cancelled...........................  16-40   (272,826)  (465,661)
Exercised...........................  10-37   (371,913)  (429,645)
                                             ---------- ----------
Outstanding, end of year............  10-40  6,126,649  5,351,732
                                             =========  =========
AT JUNE 30,
  Exercisable..............................  4,214,583  3,478,030
  Reserved for future option grants........  3,833,618  4,980,448

The average exercise price of outstanding stock options at June 30, 1995, was $30.14 a share, based on an aggregate exercise price of about $185 million. Outstanding stock options will expire over a period ending no later than April 17, 2005.

The 1973 non-qualified stock option and award plan also provides for the award of restricted shares of Mallinckrodt's common stock to executive officers. Under provisions of the plan, the grantee makes no cash payment for the award and the shares are held in escrow until vested, with the grantee being unable to dispose of the restricted shares until vested. Upon forfeiture of any share of restricted stock in accordance with the stock option and award plan, or the terms and conditions of the award, the shares would automatically be transferred to and reacquired by the Company at no cost. In 1995 and 1994, the Company issued from its treasury stock 109 and 131,832 restricted shares, respectively. In 1995, the Company reacquired 127,315 shares of unrestricted stock in lieu of payment of withholding taxes on the 424,215 shares of restricted stock previously awarded to executive officers in connection with a three year incentive award program which expired and vested on June 30, 1994. An additional award of 5,000 shares of restricted stock will vest on April 3, 1996.

NOTE 17:  INTERNATIONAL OPERATIONS

Net sales, earnings from continuing operations before income taxes, and identifiable assets by geographic areas follow:

1995           United              Asia/    Latin
               States    Europe   Pacific  America  Canada    Total
              --------   ------   -------  -------  ------  ---------
Gross Sales   $1,519.1   $588.1   $187.4   $118.1   $101.8   $2,514.5
Intercompany     135.6    111.6      5.2      4.0     46.0      302.4
              --------   ------   ------   ------   ------   --------
Net Sales     $1,383.5   $476.5   $182.2   $114.1   $ 55.8   $2,212.1
              ========   ======   ======   ======   ======   ========


1994           United             Asia/    Latin
               States    Europe   Pacific  America  Canada    Total
              --------   ------   -------  -------  ------   --------
Gross Sales   $1,353.3   $453.7   $163.7   $119.1   $84.3    $2,174.1
Intercompany     130.0     68.9      3.3      2.1    29.7       234.0
              --------   ------   ------   -------  -----    --------
Net Sales     $1,223.3   $384.8   $160.4   $117.0   $54.6    $1,940.1
              ========   ======   ======   =======  =====    ========


1993           United             Asia/    Latin
               States    Europe   Pacific  America  Canada    Total
              --------   ------   -------  -------  ------   --------
Gross Sales   $1,240.9   $395.0   $167.8   $113.0   $72.4    $1,989.1
Intercompany     119.9     41.7      6.4       .6    24.2       192.8
              --------   ------   ------   ------   -----    --------
Net Sales     $1,121.0   $353.3   $161.4   $112.4   $48.2    $1,796.3
              ========   ======   ======   ======   =====    ========


EARNINGS                                     1995    1994    1993
                                            ------  ------  ------
United States.............................  $208.8  $220.0  $ 181.9
Europe....................................   116.2    67.3     56.5
Asia/Pacific..............................    12.0    14.6     16.4
Latin America.............................    23.2    17.8     16.0
Canada....................................     5.0     4.0      (.4)
Restructuring charge......................           (93.9)  (334.1)
Corporate.................................   (28.8)  (30.2)   (35.5)
Eliminations..............................    (7.5)   (6.5)    (9.8)
                                            ------- ------- --------
Operating earnings........................   328.9   193.1   (109.0)
Equity in pre-tax earnings of joint
  venture.................................    25.3    18.5     10.6
Interest expense, net.....................   (59.6)  (40.2)   (34.7)
                                            ------- ------- --------
Consolidated..............................  $294.6  $171.4  $(133.1)
                                            ======= ======= ========


ASSETS                                   1995      1994      1993
                                       --------  --------  --------
United States......................... $1,570.9  $1,385.6  $1,211.5

Europe................................    800.0     736.4     601.5
Asia/Pacific..........................    228.7     171.6     155.3
Latin America.........................     84.3      80.5      78.4
Canada................................     47.0      32.9      26.0
Corporate.............................    113.3     143.4     188.3
Eliminations..........................   (123.6)   (116.9)    (83.4)
                                       ---------  --------  --------
Consolidated.......................... $2,720.6   $2,433.5  $2,177.6
                                       =========  ========  ========

RESTRUCTURING CHARGES BY REGION WERE:              1994     1993
                                                   -----   ------
United States..................................... $93.9   $257.9
Europe............................................           35.4
Asia/Pacific......................................           33.0
Latin America.....................................            7.8
                                                   -----   ------
                                                   $93.9   $334.1
                                                   =====   ======

Transfers of product between geographic areas are at prices approximating those charged to unaffiliated customers. All such transfers are fully eliminated.

Net foreign exchange translation gains (losses) from businesses in hyperinflationary economies aggregated $.7 million, $(4.2) million and $(5.8) million in 1995, 1994 and 1993, respectively, and have been included in "Other operating income (expense), net" in the Consolidated Statement of Operations. These translation effects were primarily from Mallinckrodt Veterinary operations in Latin America. Translation effects for all of Mallinckrodt's businesses were not material.

NOTE 18:  BUSINESS SEGMENTS

The tables on page 27 show Mallinckrodt's continuing worldwide operations, which are organized in three industry segments as follows:

MALLINCKRODT CHEMICAL

Production and sale of analgesics and medicinal narcotics used by pharmaceutical companies and catalysts, specialty inorganics, stearates and laboratory chemicals used by industry and research organizations. Through the Tastemaker joint venture, the company also participates in the worldwide flavors business.

MALLINCKRODT MEDICAL

Production and sale of products used primarily in hospitals, including X-ray contrast media, interventional products, diagnostic and therapeutic radiopharmaceuticals, airway management products, temperature monitoring products, and blood gas and vital sign monitoring systems.

MALLINCKRODT VETERINARY

Production and sale of pharmaceuticals, biologicals, veterinary specialties, other health-related products and mineral feed supplements for food and companion animals.

NONRECURRING CHARGES

Restructuring charges recorded in 1994 and 1993 are discussed in Note 1.

In 1993, corporate expense included charges of $5.5 million, $3.4 million after taxes, or $.04 per share, from executive resignations resulting from the performance of Mallinckrodt Veterinary which were reported in the Consolidated Statement of Operations under "Selling, administrative and general expenses."

NOTE 19:  COMMITMENTS

The Company leases office space, data processing equipment, buildings, and machinery and equipment. Rent expense for continuing operations in 1995, 1994 and 1993 related to operating leases was $27.9 million, $32.1 million and $29.6 million, respectively.

Minimum rent commitments for continuing operations at June 30, 1995, under operating leases with a remaining noncancelable period exceeding one year follow:


YEARS ENDING JUNE 30,
1996....................................................$ 31.9
1997....................................................  24.0
1998....................................................  18.3
1999....................................................  15.6
2000....................................................  13.6
Later years.............................................  40.5
                                                        ------
                                                        $143.9
                                                        ======

NOTE 20:  CONTINGENCIES

The Company is subject to various investigations, claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. In addition, in connection with laws and regulations pertaining to the protection of the environment, the Company is a party to several environmental remediation investigations and clean-ups and, along with other companies, has been named a "potentially responsible party" for certain waste disposal sites. Each of these matters is subject to various uncertainties, and it is possible that some of these matters will be decided unfavorably against the Company. The Company has established accruals for matters that are in its view probable and reasonably estimable. Based on information presently available, management believes that existing accruals are sufficient to satisfy any known environmental liabilities. Further, any additional liability that may ultimately result from the resolution of these matters is not expected to have a material effect on Mallinckrodt's business or financial condition taken as a whole.

QUARTERLY RESULTS
(In millions except per share amounts)

Fiscal 1995 (Unaudited)
                                          Quarter
                           -------------------------------------
                           First     Second    Third     Fourth      Year
                           -------   -------   -------   -------   ---------
Net sales................  $487.7    $516.3    $569.1    $639.0    $2,212.1
Gross margins............   213.0     236.7     255.9     291.3       996.9
Earnings from continuing
  operations.............    34.7      40.6      48.1      60.7       184.1
Loss from discontinued
  operations.............     (.8)      (.8)     (1.1)     (1.1)       (3.8)
                           -------   -------   -------   -------   ---------
Net earnings.............    33.9      39.8      47.0      59.6       180.3
Preferred stock dividends     (.1)      (.1)      (.1)      (.1)        (.4)
                           -------   -------   -------   -------   ---------
Available for common
  shareholders...........  $ 33.8    $ 39.7    $ 46.9    $ 59.5    $  179.9
                           =======   =======   =======   =======   =========
Earnings per common share:
  Continuing operations..  $ .45     $ .52     $ .62     $ .78     $2.37
  Discontinued operations.  (.01)      (.01)    (.01)     (.02)     (.05)
                           ------    -------   ------    ------    ------
Net earnings.............. $ .44     $ .51     $ .61     $ .76     $2.32
                           ======    =======   ======    ======    ======

Fiscal 1994 (Unaudited)
                                          Quarter
                           -------------------------------------
                           First     Second    Third     Fourth      Year
                           -------   -------   -------   -------   ---------
Net sales................. $444.9    $466.3    $486.7    $542.2    $1,940.1
Gross margins.............  202.4     215.3     229.5     255.6       902.8
Earnings (loss) from
  continuing operations...   35.3      36.7      42.9      (7.5)      107.4
Loss from discontinued
  operations..............    (.8)      (.7)      (.6)     (1.5)       (3.6)
                           -------   -------   -------   -------   ---------
Net earnings (loss).......   34.5      36.0      42.3      (9.0)      103.8
Preferred stock dividends.    (.1)      (.1)      (.1)      (.1)        (.4)
                           -------   -------   -------   -------   ---------
Available for common
  shareholders............ $ 34.4    $ 35.9    $ 42.2    $ (9.1)   $  103.4
                           =======   =======   =======   =======   =========
Earnings (loss) per common
  share:
  Continuing operations... $ .45     $ .47     $ .55     $(.10)    $1.38
  Discontinued operations.  (.01)     (.01)     (.01)     (.02)     (.05)
                           ------    ------    ------    ------    ------
  Net earnings (loss)..... $.44      $.46      $.54      $(.12)    $1.33
                           ======    ======    ======    ======    ======

Fiscal 1994
Earnings from continuing operations included favorable tax adjustments of $1.4 million, or $.02 per share and $1.6 million, or $.02 per share, in the first and third quarters, respectively, resulting from U.S. and foreign tax law changes.

Fourth quarter earnings from continuing operations included after-tax restructuring charges of $58.8 million, or $.76 per share.

Earnings from continuing operations without restructuring charges and favorable tax adjustments were:

                                          Quarter
                           -------------------------------------
                           First     Second    Third     Fourth      Year
                           -------   -------   -------   -------   ---------
Net of taxes.............. $33.9     $36.7     $41.3     $51.3     $163.2
Per share................. $ .43     $ .47     $ .53     $ .66     $ 2.10

Earnings per share for the four quarters of 1994 are less than full year per share results by $.01, due to an increase in common shares outstanding.

                   CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-47081 and Form S-3 No. 33-57821) of Mallinckrodt Group Inc. and in the related Prospectus of our report dated August 8, 1995, with respect to the consolidated financial statements of Mallinckrodt Group Inc. for the year ended June 30, 1995 included in this Current Report (Form 8-K) filed with the Securities and Exchange Commission on September 8, 1995.

St. Louis, Missouri
September 8, 1995

Mallinckrodt Group Inc.



ROGER A. KELLER
Vice President, Secretary
  and General Counsel


DATE:  September 8, 1995